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                                                                   EXHIBIT 11.1

                              DIGENE CORPORATION

                  STATEMENT RE: COMPUTATION OF PER SHARE LOSS




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


                                                                 YEAR ENDED JUNE 30,
                                                      --------------------------------------
                                                          1995          1996         1997
                                                      ---------     ----------    ----------

EARNINGS PER SHARE:

Weighted average shares of common
  stock outstanding................................     368,356      1,545,247    11,393,978


Shares of 1994 Series Preferred Stock
  issued during the twelve month period
  prior to the initial filing of the S-1
  (using the treasury stock method)................     192,607        192,607            --

Shares of Common Stock issued during
  the twelve month period prior to the
  initial filing of the S-1 (using the
  treasury method).................................       5,295          5,295            --

Common equivalent shares from options
  and warrants issued during the twelve
  month period prior to the initial filing
  of the S-1 (using the treasury stock
  method)..........................................     283,666        283,666            --
                                                    -----------    -----------   -----------

Total..............................................     849,924      2,026,815    11,393,978
                                                    -----------    -----------   -----------

Loss for the period................................ $(1,513,910)   $(2,635,013)  $(5,994,456)
                                                    -----------    -----------   -----------

Net loss per share................................. $     (1.78)   $     (1.30)  $     (0.53)
                                                    ===========    ===========   ===========
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